Exhibit 10.18
NASHUA CORPORATION
MANAGEMENT INCENTIVE PLAN
1.	Purpose

The purposes of the Management Incentive Plan (“MIP” or the “Plan”) for Nashua Corporation (the “Company”) are as follows:
(a)	to attract and retain the best possible management talent;

(b)	to permit management of the Company to share in its profits;

(c)	to promote the success of the Company; and

(d)	to link management rewards closely to individual and Company performance.
2.	Definitions
(a)	“Code” means the Internal Revenue Code of 1986, as amended.

(b)	“Committee” means the Leadership and Compensation Committee of the Company’s Board of Directors.

(c)	“Company” means Nashua Corporation.

(d)	“IPO” means individual management performance objectives which are specific performance objectives for Participants approved as follows:

Approved By	Participant
Compensation Committee	President and CEO

President and CEO	Chief Financial Officer and other Corporate Vice Presidents

President and CEO, and Manager who directly or indirectly supervises the Participant	All other executives
Up to 20% of the Participant’s management incentive payment may be based upon successful achievement of the Individual Performance Objectives.

(e)	“MIP” means the Management Incentive Plan of the Company.

(f)	“Participant” means any employee of the Company or any of its subsidiaries who has been designated as a Participant in the Plan in accordance with Article 3.

MANAGEMENT INCENTIVE PLAN
(g)	“Performance Objectives” means one or more pre-established performance objectives, including PTPB and IPO.

(h)	“Plan” means the Management Incentive Plan for Nashua Corporation.

(i)	“Plan Year” means the fiscal year of the Company.

(j)	“PTPB” means pre-tax, pre-bonus profit from the Company for the Company’s fiscal year as calculated according to generally accepted accounting practices (GAAP).

(k)	“TPO” means targeted performance objectives which are specifically targeted to financial targets for areas of the Participant’s influence such as product line sales, gross margins or net margins and/or specific cost categories or costs related to certain cost centers. Up to 30% of a Participant’s management incentive payment may be based on the successful achievement of the targeted objectives.

(l)	“Total Company Operating Performance” means the financial performance of all of Nashua Corporation and its divisions during the Company’s fiscal year.
3.	Participation

Participation in the Plan is limited to key managers of the Company who have been recommended as Participants by the Officers of the Company and approved by the Committee. Participants may include, but are not limited to: Corporate Staff Officers of the Company, non-officer General Managers and key functional Directors and Managers. The recommendation list is reviewed and approved by the Committee at the beginning of each Plan Year. Any changes to the list of Participants during any Plan Year will be recommended by the Chief Executive Officer and subject to approval by the Committee.
4.	Annual Bonus Opportunity

Participants may have the opportunity to earn an annual variable bonus.
(a)	Target Bonus

The Target Bonus for each Participant is established each Plan Year. Bonuses will be capped based on award level at a maximum of 200% of salary at 130% of annual pre-tax budget.

MANAGEMENT INCENTIVE PLAN
(b)	Bonus Payout
(i)	A Participant’s annual bonus payout is based on the overall Company’s performance and pre-established Performance Objectives.

(ii)	Within the first 90 days of the beginning of each Plan Year, Performance Objectives for Participants will be established. Specific Performance Objectives will vary based on the specific business strategy of the Company and the business unit, and may include such measures as: PTPB, IPO and TPO.

(iii)	Bonus payouts will be determined based on the following schedule:
•	Bonus at target. The bonus award of an individual will meet the “target” level ranging from 10% to 60% of base salary, if the Company’s budgeted pre-tax, pre-bonus income is achieved.

•	Bonus below target. In the event of below budget performance, the threshold for a payout is 80% of budgeted consolidated pre-tax, pre-bonus income. In the event that corporate performance is 79% or lower than budgeted pre-tax, pre-bonus income, no employee will receive a bonus. For pre-tax income performance between 80% and 100%, bonuses will be paid at 50% and 100%, respectively, with interpolation in between.

•	Bonus above target. In the event of above budgeted performance, a higher percentage of incremental pre-tax, pre-bonus income will fund the bonus award pool based on award level. Bonus will not exceed 200% of salary and maximum bonus is achieved for 130% of budgeted pre-tax, pre-bonus income.
(iv)	Bonus payouts will be determined based on the formula used to measure the Company’s results for each Participant, and calculated in accordance with the Performance Objectives approved by the Committee.

(v)	The Committee may, in its sole discretion, make required adjustments to the Plan.

(vi)	No bonuses for a Plan Year shall be paid to Participant unless the Minimum Thresholds set by the Committee for such Plan Year is met.
(c)	Bonus Determination in Cases of Leave of Absence
(i)	If a Participant is on a Company approved leave of absence (including, without limitation, leaves of absence covered by the Family and Medical Leave Act) for less than three months during the Plan Year, then the employee will continue to participate in this Plan for that Plan Year; provided that the Committee may, in its sole discretion, decrease the potential bonus under this Plan on a prorated basis.

(ii)	If a Participant is on a non-Company approved leave of absence or is on a Company approved leave of absence for more than three months, then the Participant is not eligible to receive awards under this Plan, unless approved by the Committee.

MANAGEMENT INCENTIVE PLAN
(d)	Bonus Determination in Cases of Termination
(i)	Participants whose employment terminated prior to the end of the Plan Year for any reasons other than death, disability, or retirement are not eligible to receive awards under this Plan, unless approved by the Committee.

(ii)	Participants whose employment terminates after the end of the Plan Year, but before payment of the award, are not eligible to receive the awards under this Plan unless approved by the Committee.
5.	Timing of Payment of Bonuses

Current Payment

Except as provided in Section 5(b), the bonus allocated by the Committee for each Participant shall be paid in cash and in full as soon as may be conveniently possible after such allocation by the Board and certification by the Committee of the Company’s achievement of the relevant Performance Objectives, but not later than two and one-half months from the last day of the Plan Year to which such bonus relates.

6.	Plan Administration
(a)	General Administration

The Committee will administer the Plan, and will interpret the provisions of the Plan. The interpretation and application of these terms by the Committee shall be binding and conclusive. The Committee’s authority will include, but is not limited to:
(i)	Selecting of Participants

(ii)	Establishing and modifying Performance Objectives, and weighting Performance Objectives.

(iii)	The determination of performance results and bonus awards.

(iv)	Exceptions to the provisions of the Plan made in good faith and for the benefit of the Company.

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(b)	Adjustments for Extraordinary Events

If an event occurs during a Plan Year that materially influences the performance measures of the Company and is deemed by the Committee to be extraordinary and out of the control of management, the Committee may, in its sole discretion, increase or decrease the Performance Objectives used to determine the annual bonus payout. Events warranting such action may include, but are not limited to, changes in accounting, tax or regulatory rulings and significant changes in economic conditions resulting in windfall gains or losses.

(c)	Amendment, Suspension, or Termination of the Plan

The Committee may amend, suspend or terminate the Plan, in whole or in part, at any time, if, in the sole judgment of the Committee, such action is in the best interests of the Company. Notwithstanding the above, any such amendment, suspension or termination must be prospective in that it may not deprive Participants of that which they otherwise would have received under the Plan for the Plan Year had the Plan not been amended, suspended or terminated. The Company reserves the right to amend, modify, or repeal the Plan at any time without prior written notice to Participants.
7.	Miscellaneous Provisions
(a)	Effective Date

The effective date of the Plan is January 1, 2007.

(b)	Titles

Section and Article titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

(c)	Employment Not Guaranteed

Nothing contained in the Plan nor any action taken in the administration of the Plan shall be construed as a contract of employment or as giving a Participant any right to be retained in the service of the Company.

(d)	Validity

In the event that any provision of the Plan is held to be invalid, void or unenforceable, the same shall not effect, in any respect whatsoever, the validity of any other provision of the Plan.

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(e)	Withholding Tax

The Company shall withhold from all benefits due under the Plan an amount sufficient to satisfy any federal, state and local tax withholding requirements.

(f)	Applicable Law

The Plan shall be governed in accordance with the laws of the State of New Hampshire.